Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
May 21, 2009
Encore Energy Partners LP
777 Main Street, Suite 1400
Fort Worth, Texas 76102
Ladies and Gentlemen:
          We are acting as counsel to Encore Energy Partners LP, a Delaware limited partnership (the “Partnership” or “we” or “us”), in connection with the proposed offering and sale by the Partnership of up to 2,400,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated May 19, 2009 by and among the Partnership, Encore Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Encore Energy Partners Operating LLC, a Delaware limited liability company, on the one hand, and Barclays Capital Inc., as representative of the underwriters named in Schedule A thereto (the “Underwriters”), on the other hand. The Underwriters have an option to purchase up to 360,000 additional Common Units to cover over-allotments, if any.
          We have also participated in the preparation of the Registration Statement on Form S-3 (Registration No. 333-153768) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated November 25, 2008 (the “Prospectus”), as supplemented by the prospectus supplement relating to the issuance of the Common Units dated May 19, 2009 (the “Prospectus Supplement”). In connection therewith, we have prepared the discussions set forth under the caption “Material Tax Consequences” in the Prospectus and the Prospectus Supplement (the “Discussions”).
          We hereby confirm that all statements of legal conclusions contained in the Discussions constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the dates of the Prospectus and the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.
          In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission, (iii) a representation letter provided to us by the Partnership in support of this opinion, and (iv) other information provided to us by the Partnership, the General Partner and Encore Acquisition Company.
          At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K to be filed on or after the date hereof (the “Form

Encore Energy Partners LP	2	May 21, 2009
8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussions and under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.